Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following documents of our report dated September 12, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of parent company costs) relating to the combined financial statements of The Folgers Coffee Company appearing in this report on Form 8-K of The J. M. Smucker Company dated October 9, 2008.

1.	Registration Statement No. 33-21273 on Form S-8 for the 1987 Stock Option Plan;

2.	Registration Statement No. 33-38011 on Form S-8 for the 1987 Stock Option Plan;

3.	Registration Statement No. 333-98335 on Form S-8 for The J. M. Smucker Company Amended and Restated 1998 Equity and Performance Incentive Plan;

4.	Registration Statement No. 333-116622 on Form S-8 for the Amended and Restated 1986 Stock Option Incentive Plan of The J. M. Smucker Company, the Amended and Restated 1989 Stock-Based Incentive Plan of The J. M. Smucker Company, and the Amended and Restated 1997 Stock-Based Incentive Plan of The J. M. Smucker Company;

5.	Registration Statement No. 333-68416 on Form S-3 for the Registration of 75,000 Common Shares;

6.	Registration Statement No. 333-137629 on Form S-8 for The J. M. Smucker Company 2006 Equity Compensation Plan;

7.	Registration Statement No. 333-139167 on Form S-8 for The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan;

8.	Registration Statement No. 333-139170 on Form S-8 for the Non-Qualified Stock Option Agreement Between International Multifoods Corporation (predecessor-in-interest to the Registrant) and Daryl Schaller

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 9, 2008